Exhibit 99.3

FOR RELEASE MONDAY, MAY 3, 1999

AT&T ACQUIRES VANGUARD CELLULAR SYSTEMS

     NEW YORK -- AT&T said today that it had completed its acquisition of Vanguard Cellular Systems, Inc. (NASDAQ: VCELA), announced October 5, 1998. Vanguard, with more than 700,000 subscribers in suburban and rural markets in the Ohio Valley and Northeastern U.S., fills a strategic position in AT&T's wireless coverage.

     AT&T said the cash and stock transaction is valued at approximately $1.7 billion, including about $600 million in assumed debt.

     In the merger, Vanguard shareholders were entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares. Because stock elections were made for a greater number of Vanguard shares, holders of Vanguard shares that elected cash (or did not elect) will receive $23 in cash for each Vanguard share; and, holders of Vanguard shares that elected stock will receive approximately 0.3134 shares of AT&T stock (with cash in lieu of fractional shares) and approximately $10.95 in cash for each Vanguard share. Equiserve L.P., the exchange agent, expects to begin mailing checks and AT&T stock certificates to former registered Vanguard shareholders on May 7, 1999.

     "Completing this merger will bring AT&T's highly competitive wireless services, including Digital One Rate, and its extensive nationwide network to Vanguard customers," said Dan Hesse, AT&T Wireless president. "Also, the Vanguard network will enable AT&T to increase its wireless coverage in the Northeastern U.S. by 30 percent and its national coverage by nine percent."

     AT&T Wireless Services, Inc. operates the largest digital wireless network in North America providing wireless voice, data and aviation communication services. At the end of first quarter, 1999, AT&T Wireless Services, Inc. had more than 10 million total wireless customers which included 7.6 million Digital PCS customers. AT&T Wireless Services, Inc. is a wholly owned subsidiary of AT&T Corp. (NYSE:T), a world leader in telecommunications services and technology.

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